Exhibit 99.1

Release:	Immediate

Contact:	Paul Bowman (investment community)	David Miller (editorial/media)
	(408) 563-1698	(408) 563-9582
APPLIED MATERIALS ANNOUNCES RESULTS
FOR FIRST FISCAL QUARTER 2006
•	Net Sales: $1.86 billion (8% increase quarter over quarter; 4% increase year over year)
•	Net Income: $143 million (42% decrease quarter over quarter; 51% decrease year over year) includes charges for real estate and facilities disinvestment and equity-based compensation
•	EPS: $0.09 ($0.06 decrease quarter over quarter; $0.08 decrease year over year) includes charges for real estate and facilities disinvestment and equity-based compensation
•	New Orders: $2.04 billion (21% increase quarter over quarter; 22% increase year over year)
     SANTA CLARA, Calif., February 15, 2006 — Applied Materials, Inc., reported results for its first fiscal quarter ended January 29, 2006. Net sales were $1.86 billion, up 8 percent from $1.72 billion for the fourth fiscal quarter of 2005, and up 4 percent from $1.78 billion for the first fiscal quarter of 2005. Gross margin for the first fiscal quarter of 2006 was 45.1 percent, up from 44.2 percent for the fourth fiscal quarter of 2005, and up from 44.4 percent for the first fiscal quarter of 2005. Net income for the first fiscal quarter of 2006 was $143 million, or $0.09 per share, down from net income of $247 million, or $0.15 per share, for the fourth fiscal quarter of 2005, and down from net income of $289 million, or $0.17 per share, for the first fiscal quarter of 2005.
     Excluding the charges discussed below, non-GAAP net income was $312 million, or $0.19 per share, for the first fiscal quarter of 2006. The company reported pre-tax asset impairment and restructuring charges of $215 million, or $0.08 per diluted share after tax, consisting of approximately $124 million for asset write-offs and impairments and approximately $91 million for restructuring of lease obligations. In addition, the company recognized approximately $52 million of charges, or $0.02 per diluted share after tax, in connection with its equity-based compensation programs. The company began expensing stock options in the first quarter of fiscal 2006.
     New orders of $2.04 billion for the first fiscal quarter of 2006 increased 21 percent from $1.69 billion for the fourth fiscal quarter of 2005, and increased 22 percent from $1.68 billion for the first fiscal quarter of 2005. Regional distribution of new orders for the first fiscal quarter of 2006 was: Taiwan 24 percent, North America 22 percent, Korea 18 percent, Europe 15 percent, Japan 13 percent, and Southeast Asia and China 8 percent. Backlog at the end of the first fiscal quarter of 2006 was $2.73 billion, compared to $2.57 billion at the end of the fourth fiscal quarter of 2005.
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     “Our performance in the first quarter is an exciting start for 2006. A significant increase in customer demand translated into higher-than-expected order growth and strong financial performance for Applied Materials,” said Mike Splinter, president and chief executive officer. “We are seeing momentum across our broad product portfolio for both high-volume production and leading-edge 65nm and 45nm chip development applications.
     “Our differentiated nanomanufacturing technologies are providing solutions to customers’ most challenging requirements, from strain engineering processes to enable faster transistor performance, to advanced deposition and etch systems for today’s Flash and DRAM memory chips. Our innovative thin film and mask metrology processes are extending current lithography technology into future device generations.
     “We are confident that our broad technology solutions position Applied to outgrow and outperform the industry and deliver strong financial results,” concluded Splinter.
     The company continued to return value to stockholders through stock repurchases and cash dividends. During the first fiscal quarter of 2006, the company repurchased approximately 27 million shares of common stock at an average price of $18.84 per share for an aggregate purchase price of $500 million and paid $48 million in dividends.
     This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP net income and non-GAAP earnings per share (EPS). Management uses non-GAAP net income and non-GAAP EPS to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. Applied believes that these measures are useful to investors because they enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. These non-GAAP measures exclude charges related to (i) asset impairments and restructuring associated with Applied’s disinvestment of a portion of its real estate and facilities portfolio, and (ii) equity-based compensation. These financial measures are not in accordance with GAAP and may be different from non-GAAP methods of accounting and reporting used by other companies. The presentation of this additional information should not be considered a substitute for net income or EPS prepared in accordance with GAAP. Reconciliations of reported net income and reported EPS to non-GAAP net income and non-GAAP EPS, respectively, are included at the end of this press release.
     This press release contains forward-looking statements, including statements regarding the company’s performance, growth, momentum, product capabilities, technology leadership, strategic position, financial results and delivery of stockholder value; customer demand and industry growth. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “continue” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the semiconductor and semiconductor equipment industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; customers’ capacity
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requirements, including capacity utilizing the latest technology; the timing, rate, amount and sustainability of capital spending for new technology, such as 300mm and sub-100 nanometer applications; the company’s ability to successfully develop, deliver and support a broad range of products and to expand its markets and develop new markets; the ability to maintain effective cost controls and to timely align the company’s cost structure with business conditions; the company’s ability to effectively manage its resources and production capability, including its supply chain; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including its reports on Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
     Applied Materials will discuss its first fiscal quarter 2006 results, along with its outlook for the second fiscal quarter of 2006, on a conference call today beginning at 1:30 p.m. Pacific Time. A webcast of the conference call will be available on Applied Materials’ web site under the “Investors” section.
     Applied Materials, Inc. (Nasdaq: AMAT), is the global leader in nanomanufacturing technology solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.
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APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended
	January 30,	January 29,
(In thousands, except per share amounts)	2005	2006

Net sales	$1,780,576	$1,857,592
Cost of products sold	990,351	1,019,893

Gross margin	790,225	837,699

Operating expenses:
Research, development and engineering	241,762	272,877
Marketing and selling	77,830	100,773
General and administrative	88,423	105,263
Restructuring and asset impairments	—	214,847

Income from operations	382,210	143,939

Interest expense	9,272	8,705
Interest income	36,658	48,691

Income before income taxes	409,596	183,925

Provision for income taxes	120,831	41,145

Net income	$288,765	$142,780

Earnings per share:
Basic	$0.17	$0.09
Diluted	$0.17	$0.09

Weighted average number of shares:
Basic	1,672,671	1,598,260
Diluted	1,687,140	1,608,165

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 30,	January 29,
(In thousands)	2005	2006

ASSETS

Current assets:
Cash and cash equivalents	$990,342	$1,107,299
Short-term investments	4,944,999	4,700,837
Accounts receivable, net	1,615,504	1,754,545
Inventories	1,034,093	1,023,175
Deferred income taxes	592,742	667,633
Assets held for sale	—	55,763
Other current assets	271,003	232,143

Total current assets	9,448,683	9,541,395

Property, plant and equipment	3,011,110	2,750,498
Less: accumulated depreciation and amortization	(1,736,086)	(1,667,248)

Net property, plant and equipment	1,275,024	1,083,250
Goodwill, net	338,982	347,049
Purchased technology and other intangible assets, net	81,093	80,841
Deferred income taxes and other assets	125,375	157,373

Total assets	$11,269,157	$11,209,908

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$7,574	$2,567
Accounts payable and accrued expenses	1,618,042	1,603,963
Income taxes payable	139,798	271,973

Total current liabilities	1,765,414	1,878,503

Long-term debt	407,380	407,380
Other liabilities	167,814	256,446

Total liabilities	2,340,608	2,542,329

Stockholders’ equity:
Common stock	16,067	15,866
Additional paid-in capital	721,937	371,819
Retained earnings	8,227,793	8,322,978
Accumulated other comprehensive loss	(37,248)	(43,084)

Total stockholders’ equity	8,928,549	8,667,579

Total liabilities and stockholders’ equity	$11,269,157	$11,209,908

APPLIED MATERIALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended
	January 30,	January 29,
(In thousands, except per share amounts)	2005	2006

Non-GAAP Net Income

Reported net income (GAAP basis)	$288,765	$142,780
Restructuring and asset impairments	—	214,847
Equity-based compensation expense	—	51,952
Income tax effect of non-GAAP adjustments	—	(97,480)

Non-GAAP net income	$288,765	$312,099

Non-GAAP Net Income Per Diluted Share

Reported net income per diluted share (GAAP basis)	$0.17	$0.09
Restructuring and asset impairments	—	0.08
Equity-based compensation expense	—	0.02

Non-GAAP net income – per diluted share	$0.17	$0.19

Shares used in diluted shares calculation	1,687,140	1,608,165